Officer or Director	Per Share Exercise Price	Accelerated Shares
Edward O. Hunter	$3.38	26,780
Javed Latif	$1.25	26,760
	$2.70	44,190
Timothy J. Lilligren	$3.38	26,780
Armen Martirosyan	$1.77	2,670
	$2.70	5,892
Robert A. Mercer	$1.25	8,028
	$2.70	2,946
Kevin Schatzle	$1.31	32,080
Mansoor S. Shah	$3.38	26,780
Total Shares:	$1.25 - $3.38	202,906

Exhibit 99.1